EXHIBIT 99.1

AFLAC INCORPORATED ANNOUNCES SECOND QUARTER RESULTS,
DECLARES THIRD QUARTER CASH DIVIDEND

COLUMBUS, Georgia - July 25, 2006 - Aflac Incorporated today reported its second quarter results.

Reflecting a weaker yen to the dollar, total revenues were $3.7 billion during the second quarter of 2006, compared with $3.6 billion a year ago. Net earnings were $408 million, or $.81 per diluted share, compared with $336 million, or $.66 per share, a year ago. Net earnings included realized investment gains of $31 million, or $.06 per diluted share, compared with realized investment gains of $7 million, or $.01 per share, a year ago. The significant realized investment gains in the quarter resulted from the bond-swap program we initiated in the third quarter of 2005. Net earnings in the second quarter of 2006 also included a gain of $1 million, or nil per diluted share, from the change in fair value of the interest rate component of the cross-currency swaps related to the company's senior notes, as required by SFAS 133. In the second quarter of 2005, the impact from SFAS 133 increased net earnings by $3 million, or $.01 per diluted share.

We believe that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of Aflac's underlying profitability drivers. We define operating earnings as the profits we derive from our operations before realized investment gains and losses, the impact from SFAS 133, and nonrecurring items. Management uses operating earnings to evaluate the financial performance of Aflac's insurance operations because realized gains and losses, the impact from SFAS 133, and nonrecurring items tend to be driven by general economic conditions and events, and therefore may obscure the underlying fundamentals and trends in Aflac's insurance operations.

Furthermore, because a significant portion of our business is in Japan, where our functional currency is the Japanese yen, we believe it is equally important to understand the impact on operating earnings from translating yen into dollars. We translate Aflac Japan's yen-denominated income statement from yen into dollars using an average exchange rate for the reporting period, and we translate the balance sheet using the exchange rate at the end of the period. However, except for a limited number of transactions, we do not actually convert yen into dollars. As a result, we view foreign currency translation as a financial reporting issue for Aflac and not as an economic event to our company or shareholders. Because changes in exchange rates distort the growth rates of our operations, we also encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. The chart at the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency translation.

Operating earnings in the second quarter of 2006 were $376 million, compared with $326 million in the second quarter of 2005. Operating earnings per diluted share rose 17.2% to $.75, compared with $.64 a year ago. The weaker yen/dollar exchange rate lowered operating earnings per diluted share by $.02 during the quarter. Excluding the impact from the weaker yen, operating earnings per share increased 20.3%.

For the first six months of 2006, our results were also impacted by the weaker yen. Total revenues rose 1.8% to $7.3 billion, compared with $7.1 billion in the first half of 2005. Net earnings were $783 million, or $1.55 per diluted share, compared with $664 million, or $1.30 per share, for the first six months of 2005. Operating earnings for the six months were $740 million, or $1.47 per diluted share, compared with $661 million, or $1.30 per share, in 2005. Excluding the negative impact of $.06 per share from the weaker yen, operating earnings per diluted share rose 17.7% for the first six months.

During the second quarter, we acquired 2.1 million shares of Aflac stock, bringing the total number of shares purchased in the first half of 2006 to 4.1 million. At the end of June, we had approximately 43 million shares available for repurchase under authorizations by the board of directors.

AFLAC JAPAN

Aflac Japan produced solid financial results in the second quarter. Premium income in yen rose 6.2% and net investment income increased 9.0%. Investment income growth in yen terms was magnified by the weaker yen/dollar exchange rate because approximately 37% of Aflac Japan's second quarter investment income was dollar-denominated. Total revenues were up 6.5%. Due to improvement in the benefit and expense ratios, the pretax operating profit margin expanded from 14.7% to 16.3%. As a result, pretax operating earnings in yen increased 18.5%. For the six months, premium income in yen increased 6.2%, and net investment income rose 10.1%. Total revenues were up 6.7% and pretax operating earnings grew 18.9%.

The average yen/dollar exchange rate in the second quarter of 2006 was 114.43, or 5.9% weaker than the average rate of 107.63 in the second quarter of 2005. For the six months, the average exchange rate was 115.65, or 8.3% weaker than the rate of 106.04 a year ago. Aflac Japan's growth rates in dollar terms for the second quarter and first six months were suppressed as a result of the weaker average exchange rates.

Reflecting the weaker yen, premium income in dollars declined .1% to $2.2 billion in the second quarter. Net investment income rose 2.6% to $422 million. Total revenues rose .2% to $2.6 billion. Pretax operating earnings were $432 million, or 11.5% higher than a year ago. For the six months, premium income was $4.4 billion, down 2.6% from a year ago. Net investment income was up 1.0% to $830 million. Total revenues declined 2.1% to $5.2 billion. Pretax operating earnings were $857 million, or 9.0% higher than a year ago.

Aflac Japan's total new annualized premium sales declined 4.2% in the second quarter to 31.2 billion yen, or $273 million. For the first six months, total new premium sales were down 2.8% to 60.6 billion yen, or $524 million. As we discussed at our May analyst meeting, sales in April were weaker than expected. However, sales recovered in May and were also up for the first three weeks of June. Unfortunately, sales for the last few days of June were especially weak. From a product perspective, the decline in second quarter sales primarily reflected weakness in the medical product category. Rider MAX sales and conversions were lower than a year ago, as were sales of our stand-alone medical products. Sales of the cancer life category were strong in the quarter, rising 14.2%, compared with the second quarter of 2005. Cancer life sales through Dai-ichi Mutual Life were down 3.2%. WAYS, the unique life insurance product we introduced in January, also sold well in the quarter. WAYS allows a policyholder to convert a portion of the life insurance coverage to medical, nursing care, or fixed annuity benefits at retirement age. WAYS sales were up 21.4% over the first quarter of 2006 and represented approximately 10% of second quarter sales.

AFLAC U.S.

Aflac U.S. also produced a solid quarter. Premium income increased 9.3% to $878 million. Net investment income was up 10.0% to $115 million. Total revenues rose 9.2% to $994 million. Pretax operating earnings were $150 million, an increase of 15.1%. For the first six months, premium income rose 9.7% to $1.7 billion. Net investment income increased 9.1% to $225 million. Total revenues were up 9.6% to $2.0 billion. Pretax operating earnings rose 12.7% to $297 million.

Aflac U.S. sales results were consistent with our expectations for the second quarter. Total new annualized premium sales rose 6.3% to $327 million. For the six months, total new annualized premium sales increased 8.8% to $645 million. We again experienced solid growth from the hospital indemnity product line. Hospital indemnity sales were up 20.8% in the second quarter, accounting for approximately 13% of sales.

Our sales force continued to grow through June. We recruited approximately 6,800 new sales associates, which was .8% higher than the second quarter of 2005. The total number of licensed agents was up 5.8% over a year ago. The number of producing sales associates also increased. The number of average monthly producing associates rose 1.0% in the quarter to more than 17,500. On an average weekly basis, the number of producing associates was up 2.7% to more than 9,900.

DIVIDEND

The board of directors declared the third quarter cash dividend. The third quarter dividend of $.13 per share is payable on September 1, 2006, to shareholders of record at the close of business on August 18, 2006.

OUTLOOK

Commenting on the company's second quarter results, Chairman and Chief Executive Officer Daniel P. Amos stated: "We are very pleased with Aflac's financial performance for the first half of 2006. In terms of pretax operating earnings, both Aflac U.S. and Aflac Japan surpassed our expectations. As a result, we exceeded our primary financial objective of increasing operating earnings per share by 15% before the impact of the yen. At the same time, we are encouraged that the sales activities of Aflac U.S. were in line with our expectations. We believe third quarter sales for Aflac U.S. will likely increase at a rate similar to our second quarter results. However, we expect to see stronger sales in the fourth quarter, which we believe will enable us to achieve our objective of an 8% to 12% sales increase for the year.

"Our sales in Japan, on the other hand, were disappointing. While Aflac Japan's sales decline in the first quarter was expected, the drop in second quarter sales was not. As I have stated previously, Japan's medical insurance market has become increasingly crowded with products that compete with Aflac's market-leading policies. Additionally, our preliminary research indicates medical sales for the entire industry were down for the first half of this year. Although we believe our coverage represents a superior value, it's becoming more difficult for us to attract customers who are policyholders of other companies. Given the current market environment, we believe Aflac Japan's sales will likely be flat to down single digits for the remainder of the year.

"Most importantly, we continue to believe our operations in Japan are well-positioned to achieve their financial targets for the year despite slower sales. Our persistency in Japan remains strong, and improved investment income growth has benefited our operations in Japan, as has continued improvement in our profit margin. We also expect Aflac U.S. to continue generating financial results that are in line with our objectives. As such, I am very confident that we will achieve our primary financial goal for 2006 of increasing operating earnings per diluted share 15%, excluding foreign currency translation. For 2007 our goal remains a 15% to 16% increase in operating earnings per diluted share, excluding the impact of the yen. We believe our earnings goal for 2007 is achievable as well."

For more than 50 years, Aflac products have given policyholders the opportunity to direct cash where it is needed most when a life-interrupting medical event causes financial challenges. Aflac is the number one provider of guaranteed-renewable insurance in the United States and the number one insurance company in terms of individual insurance policies in force in Japan. Aflac's insurance products provide protection to more than 40 million people worldwide. Aflac has been included in Fortune magazine's listing of America's Most Admired Companies for six consecutive years and Forbes magazine's Platinum 400 List of America's Best Big Companies for five consecutive years. In January 2006, Aflac was included in Fortune magazine's list of the 100 Best Companies to Work For in America for the eighth consecutive year. Aflac was also included in Fortune magazine's list of the Top 50 Employers for Minorities in August 2005, and in September 2005, Aflac Japan was named the Life Insurance Company of the Year at the Asia Insurance Industry Awards, sponsored by the Asia Insurance Review. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com.

A copy of Aflac's Financial Analyst Briefing (FAB) supplement for the second quarter of 2006 can be found in the "Company Financials" section of the "For Investors" page at aflac.com.

Aflac Incorporated will webcast its second quarter conference call on the "For Investors" page of aflac.com at 9:00 a.m. (EDT), Wednesday, July 26.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED - IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED JUNE 30,	2006	2005	% Change

Total revenues	$3,697	$3,567	3.6%

Benefits and claims	2,243	2,229.6

Total acquisition and operating expenses	830	822.9

Earnings before income taxes	624	516	21.0

Income taxes	216	180

Net earnings	$408	$336	21.6%

Net earnings per share - basic	$.82	$.67	22.4%

Net earnings per share - diluted	.81	.66	22.7

Shares used to compute earnings per share (000):
Basic	496,951	501,426	(.9)%
Diluted	503,286	508,002	(.9)

Dividends paid per share	$.13	$.11	18.2%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED - IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

SIX MONTHS ENDED JUNE 30,	2006	2005	% Change

Total revenues	$7,256	$7,127	1.8%

Benefits and claims	4,424	4,495	(1.6)

Total acquisition and operating expenses	1,633	1,609	1.5

Earnings before income taxes	1,199	1,023	17.2

Income taxes	416	359

Net earnings	$783	$664	18.0%

Net earnings per share - basic	$1.57	$1.32	18.9%

Net earnings per share - diluted	1.55	1.30	19.2

Shares used to compute earnings per share (000):
Basic	497,491	502,063	(.9)%
Diluted	503,927	508,722	(.9)

Dividends paid per share	$.26	$.22	18.2%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED - IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

JUNE 30,	2006	2005	% Change

Assets:

Total investments and cash	$49,795	$50,547	(1.5)%

Deferred policy acquisition costs	5,895	5,586	5.5

Other assets	1,742	1,862	(6.5)

Total assets	$57,432	$57,995	(1.0)%

Liabilities and shareholders' equity:

Policy liabilities	$44,964	$43,068	4.4%

Notes payable	1,071	1,369	(21.8)

Other liabilities	4,228	5,099	(17.1)

Shareholders' equity	7,169	8,459	(15.2)

Total liabilities and shareholders' equity	$57,432	$57,995	(1.0)%

Shares outstanding at end of period (000)	497,124	501,172	(.8)%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED - IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED JUNE 30,	2006	2005	% Change

Operating earnings	$376	$326	15.3%

Reconciling items, net of tax:
Realized investment gains (losses)	31	7
Impact from SFAS 133	1	3

Net earnings	$408	$336	21.6%

Operating earnings per diluted share	$.75	$.64	17.2%

Reconciling items, net of tax:
Realized investment gains (losses)	.06	.01
Impact from SFAS 133	-	.01

Net earnings per diluted share	$.81	$.66	22.7%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED - IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

SIX MONTHS ENDED JUNE 30,	2006	2005	% Change

Operating earnings	$740	$661	12.0%

Reconciling items, net of tax:
Realized investment gains (losses)	41	9
Impact from SFAS 133	2	(6)

Net earnings	$783	$664	18.0%

Operating earnings per diluted share	$1.47	$1.30	13.1%

Reconciling items, net of tax:
Realized investment gains (losses)	.08	.01

Impact from SFAS 133	-	(.01)

Net earnings per diluted share	$1.55	$1.30	19.2%

FOREIGN CURRENCY TRANSLATION EFFECT ON OPERATING RESULTS[1]
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

THREE MONTHS ENDED JUNE 30, 2006	Including Currency Changes	Excluding Currency Changes[2]

Premium income	2.4%	7.1%

Net investment income	4.5	7.8

Total benefits and expenses	.7	5.3

Operating earnings	15.3	18.7

Operating earnings per diluted share	17.2	20.3

[1]	The numbers in this table are presented on an operating basis, as previously described.
[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

FOREIGN CURRENCY TRANSLATION EFFECT ON OPERATING RESULTS[1]
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

SIX MONTHS ENDED JUNE 30, 2006	Including Currency Changes	Excluding Currency Changes[2]

Premium income	.6%	7.1%

Net investment income	3.2	7.8

Total benefits and expenses	(.8)	5.7

Operating earnings	12.0	17.0

Operating earnings per diluted share	13.1	17.7

[1]	The numbers in this table are presented on an operating basis, as previously described.
[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks, and uncertainties. In particular, statements containing words such as "expect," "anticipate," "believe," "goal," "objective," "may," "should," "estimate," "intends," "projects," "will," "assumes," "potential," "target," or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements.

We caution readers that the following factors, in addition to other factors mentioned from time to time could cause actual results to differ materially from those contemplated by the forward-looking statements: legislative and regulatory developments; assessments for insurance company insolvencies; competitive conditions in the United States and Japan; new product development and customer response to new products and new marketing initiatives; ability to attract and retain qualified sales associates; ability to repatriate profits from Japan; changes in U.S. and/or Japanese tax laws or accounting requirements; credit and other risks associated with Aflac's investment activities; significant changes in investment yield rates; fluctuations in foreign currency exchange rates; deviations in actual experience from pricing and reserving assumptions including, but not limited to, morbidity, mortality, persistency, expenses, and investment yields; level and outcome of litigation; downgrades in the company's credit rating; changes in rating agency policies or practices; subsidiary's ability to pay dividends to parent company; ineffectiveness of hedging strategies used to minimize the exposure of our shareholders' equity to foreign currency translation fluctuations; catastrophic events; and general economic conditions in the United States and Japan.

Analyst and investor contact - Kenneth S. Janke Jr., 800.235.2667 - option 3, FAX: 706.324.6330, or kjanke@aflac.com

Media contact - Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com